Exhibit 99.1

Mesa Air Group Reports Third Quarter Fiscal 2020 Results

August 10, 2020

PHOENIX, August 10, 2020 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported third quarter fiscal 2020 financial and operating results.

Mesa’s Q3 2020 results reflect net income of $3.4 million, or $0.10 per diluted share, compared to net income of $3.0 million, or $0.09 per diluted share for Q3 2019.  Mesa’s Q3 2020 pre-tax income was $4.9 million, compared to $3.9 million for Q3 2019. Mesa’s Q3 2020 adjusted pre-tax income1 was $4.9 million, compared to $13.4 million for Q3 2019.   In addition, Mesa’s Adjusted EBITDA1 for Q3 2020 was $35.9 million, compared to $58.8 million in Q3 2019, and Adjusted EBITDAR1 was $51.5 million, compared to $58.8 million in Q3 2019.

The primary reason for the $8.5 million decrease in adjusted pre-tax income from Q3 2019 to Q3 2020 was $16.0 million of deferred revenue. The $16.0 million revenue deferral is a GAAP concept, which requires the Company to recognize revenue related to fixed monthly payments received under capacity purchase agreements over time, based on completed flights relative to the estimated number of flights expected over the term of the agreements. The deferred revenue will be recognized over the remainder of the capacity purchase agreements based on the estimated number of completed flights.

Total operating expense decreased by $105.3 million, or 64.5%, to $57.9 million in Q3 2020 as compared to Q3 2019.  The primary reason for the decrease was lower flight operations and maintenance expenses due to reduced flying as a result of COVID-19 and $43.0 million related to the Federal Grant received through the Payroll Support Agreement under the CARES Act. The Company recognized the Federal Grant received through the Payroll Support Agreement under the CARES Act as an offset to payroll expenses in Flight Operations, Maintenance and General and Administrative expense.

“Given the difficult operating environment, we are extremely pleased to be reporting both a profit and positive cash flow. We believe this is the result of our relentless focus on low costs and reliable operations, the construct of our agreements with our major partners, and the dedication and hard work of all our employees,” said Jonathan Ornstein, Mesa Air Group Chairman and Chief Executive Officer. “While we believe there are significant opportunities ahead, there remain COVID-19 related challenges; our fleets continue to be utilized below 60%, aircraft financing has become more difficult, and the recovery time projected for demand to return to pre-COVID-19 levels.”

“In addition to operating profitably, we operated the quarter without any controllable cancellations,” said Brad Rich, Executive Vice President and Chief Operating Officer. “Working together with our partners and regulatory authorities, we remain committed to the highest level of safety for our passengers and employees.  I would like to thank all of our employees for an outstanding job.”

From a fleet perspective, the twenty new E175s for United are scheduled for delivery beginning in September and will continue through June 2021. We are currently negotiating financing on the first ten aircraft. The CRJ-700 fleet of twenty aircraft will remain in the United CPA until the new E175s are

[1]	See Reconciliation of non-GAAP financial measures

delivered.  After removal, the CRJ-700 aircraft are contracted with United to be leased to another United Express carrier or operated by Mesa.

Mesa ended the quarter at $64.9 million in unrestricted cash and equivalents compared to $52.4 million in Q2 FY2020. During the quarter we paid $12 million in capital expenditures offset by $14 million of returned deposits and paid $24.2 million in scheduled principal payments on aircraft and engine debt. As previously disclosed, Mesa was approved for $92.5 million in connection with the Payroll Support Program under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) covering the period April through September 2020. As of August 3rd, Mesa has received $77.1 million under the program and expects to receive the final payment of $15.4 million on September 1st. All the payments are grants with no requirement for any portion to be repaid.

Mesa has applied for a loan under the CARES Act and has been allocated $277.0 million. The Company is currently negotiating with the Treasury Department and their advisors to determine the final loan amount as well as the terms and conditions of the loan. Mesa will then evaluate its participation level in the loan program and the timing.

Mesa recently signed a five-year agreement with DHL to operate two Boeing 737-400F cargo aircraft with service anticipated to start in October 2020. Mesa Is the first regional airline to enter the narrow-body cargo business.

Due to uncertainty related to COVID-19 the Company is not providing guidance at this time.

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months and nine months ended June 30, 2020 and the three months and nine months ended June 30, 2019. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended June 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$4,936	$(1,517)	$3,419	$0.10

Interest Expense	10,368
Interest Income	(1)
Depreciation and Amortization	20,635
EBITDA	35,938

Aircraft Rent	15,582
EBITDAR	51,520

	Three months ended June 30, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$3,863	$(856)	$3,007	$0.09
FY19 Adjustments (1)	9,540	(2,114)	7,426
Adjusted Income	$13,403	$(2,970)	$10,433	$0.30

Interest Expense	13,496
Interest Income	(733)
Depreciation and Amortization	19,761
EBITDA	45,927

Aircraft Rent	12,875
EBITDAR	58,802

	Nine months ended June 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income	$22,448	$(6,359)	$16,089	$0.46

Interest Expense	34,668
Interest Income	(95)
Depreciation and Amortization	61,656
Adjusted EBITDA	118,677

Aircraft Rent	39,196
Adjusted EBITDAR	157,873

	Nine months ended June 30, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income/(Loss)	$46,228	$(10,891)	$35,337	$1.01
FY19 Adjustments (1) (2)	13,156	(2,915)	10,241
Adjusted Income	$59,384	$(13,806)	$45,578	$1.30

Interest Expense	42,110
Interest Income	(1,188)
Depreciation and Amortization	57,528
Adjusted EBITDA	157,834

Aircraft Rent	41,104
Adjusted EBITDAR	198,938

Adjustments for three months and nine months ended June 30, 2020 and 2019:

1)	Includes lease termination expense of $9.5 million related to the acquisition of ten CRJ-700 aircraft previously leased during the three months ended June 30, 2019
2)	Includes adjustment for loss on extinguishment of debt of $3.6 million related to repayment of the Company’s Spare Engine Facility during the nine months ended June 30, 2019

Mesa Air Group will host a conference call with analysts on Monday, August 10 at 4:30pm ET/1:30pm PT. The conference call number is 888-469-2054 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/mmc/p/ieyn2zi2. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding Company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 91 cities in 36 states, the District of Columbia and Mexico. As of July 31st, 2020, Mesa operated a fleet of 145 aircraft with approximately 299 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements, including, but not limited to the, (i) expected terms, timing and benefits of the CARES Act funding and the outcome of the Company’s meeting with the Treasury Department, (ii) fleet forecast for the fourth quarter of fiscal 2020 and year ended fiscal 2021, and (iii) expected delivery dates of the 20 E175s currently scheduled to begin in fourth quarter fiscal 2020, all of which involve risks and uncertainties that could cause actual results to differ materially from those currently expected. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

These forward-looking statements represent the judgment of the Company, as of the date of this release, and the Company disclaims any intent or obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Operating revenues:
Contract revenue	$71,648	$170,366	$409,228	$510,586
Pass-through and other	1,451	9,858	27,802	24,941
Total operating revenues	73,099	180,224	437,030	535,527

Operating expenses:
Flight operations	29,664	53,025	135,199	155,636
Fuel	146	211	504	433
Maintenance	22,591	54,322	145,021	139,504
Aircraft rent	15,582	12,875	39,196	41,104
Aircraft and traffic servicing	538	978	2,938	2,977
General and administrative	11,737	12,435	39,233	38,121
Depreciation and amortization	20,635	19,761	61,656	57,528
Lease termination	—	9,540	—	9,540
CARES Act Grant Recognition	(43,018)	—	(43,018)	—
Total operating expenses	57,875	163,147	380,729	444,843
Operating income	15,224	17,077	56,301	90,684

Other (expenses) income, net:
Interest expense	(10,368)	(13,496)	(34,668)	(42,110)
Interest income	1	733	95	1,188
Loss on extinguishment of debt	—	—	—	(3,616)
Other (expense) income, net	79	(451)	720	82
Total other (expense), net	(10,288)	(13,214)	(33,853)	(44,456)

Income before taxes	4,936	3,863	22,448	46,228
Income tax expense	1,517	856	6,359	10,891
Net income	$3,419	$3,007	$16,089	$35,337

Net income per share attributable to common shareholders
Basic	$0.10	$0.09	$0.46	$1.02
Diluted	$0.10	$0.09	$0.46	$1.01

Weighted-average common shares outstanding
Basic	35,299	34,835	35,154	34,683
Diluted	35,299	35,112	35,248	35,051

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	June 30, 2020	September 30, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$64,934	$68,855
Restricted cash	3,444	3,646
Receivables, net	14,618	23,080
Expendable parts and supplies, net	22,418	21,337
Prepaid expenses and other current assets	7,143	40,923
Total current assets	112,557	157,841

Property and equipment, net	1,233,727	1,273,585
Intangibles, net	8,407	9,532
Lease and equipment deposits	2,121	2,167
Operating Lease right-of-use assets	131,480	—
Other Assets	7,021	8,792
TOTAL ASSETS	$1,495,313	$1,451,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and financing leases	$176,896	$165,900
Current maturities of operating leases	43,219	—
Accounts payable	39,918	49,930
Accrued compensation	10,350	11,988
Other accrued expenses	37,663	28,888
Total current liabilities	308,046	256,706

NONCURRENT LIABILITIES:
Long-term debt and financing leases - excluding current portion	586,877	677,423
Noncurrent operating lease liabilities	71,068	—
Deferred credits	9,355	12,134
Deferred income taxes	61,203	55,303
Deferred revenue, net of current portion	12,240	—
Other noncurrent liabilities	1,030	24,483
Total noncurrent liabilities	741,773	769,343
Total liabilities	1,049,819	1,026,049

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 35,194,902 (2020) and 31,413,287 (2019) shares issued and outstanding, and 0 (2020) and 3,600,953 (2019) warrants issued and outstanding	241,782	238,504
Retained earnings	203,712	187,364
Total stockholders' equity	445,494	425,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,495,313	$1,451,917

Operating Highlights (unaudited)

	Three months ended
	June 30
	2020	2019	Change
Available Seat Miles (thousands)	783,702	2,724,961	-71.2%
Block Hours	31,622	114,042	-72.3%
Departures	18,092	61,798	-70.7%
Average Stage Length (miles)	567	580	-2.2%
Passengers	548,705	3,770,683	-85.4%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.
Investor Relations
Brian Gillman
Investor.Relations@mesa-air.com
(602) 685-4010